                                                               EXHIBIT 8(b)(XII)


                                     AMENDMENT TO PARTICIPATION AGREEMENT


         This Amendment to the Participation Agreement ("Agreement") between Wells Fargo Variable Trust (the "Series"), Wells Fargo Funds Distributor, LLC ("WFFD") and The Lincoln National Life Insurance Company and Lincoln Life & Annuity Company of New York ("Company") dated January 1, 2008, as amended from time to time, is effective this 4th day of April, 2012. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

         WHEREAS, the Series and Company agree to distribute the prospectuses of the funds within the Series pursuant to Rule 498 of the Securities Act of 1933 ("Rule 498"); and

         WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws.

         NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

         1. For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

         2. The Series represents and wal1'ants that the Summary Prospectuses and the hosting of such Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Series and its fund.

         3. The Series agrees that the url indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Series and fund documents required to be posted in compliance with rule 498.

         4. The Series and WFFD represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving contract owner requests for additional Fund documents made directly to the Series, WFFD or one of their affiliates.

         5. Each party agrees to notify the other party within 24 hours of a failure to comply with the provisions of Rule 498.

         6. Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

         7. Series (or other fund related party) may provide web links or url's to the Company for use with Company's electronic delivery of fund documents or on the Company's website. Company will be solely responsible for the maintenance of such web links. Series ( or affiliate) will be responsible for maintaining the Series' and funds' current documents on the site to which such web links or url's originally navigate to.

         8. The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

         9. The parties agree that Insurance Company is not required to distribute Summary Prospectuses to its contract owners, but rather use of the Summary Prospectus will be at the discretion of Insurance Company.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

    WELLS FARGO VARIABLE TRUST

    By: /s/ Andrew Owen
    Andrew Owen
    Its: Assistant Secretary


    WELLS FARGO FUNDS DISTRIBUTOR, LLC

    By:  /s/ Randy Henze
    Randy Henze
    Its: Senior Vice President


    THE LINCOLN NATIONAL
    LIFE INSURANCE COMPANY

    /s/ Daniel R. Hayes
    Daniel R. Hayes
    Its: Vice President


    LINCOLN LIFE & ANNUTIY COMPANY OF NEW YORK

    /s/ Daniel R. Hayes
    Daniel R. Hayes
    Its: Vice President